Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
SIMPLE TECHNOLOGY, INC.
a California corporation

             Manouch Moshayedi and Mark Moshayedi hereby certify that:

                           ONE:  They are the duly acting Chief Executive Officer and Secretary, respectively, of Simple Technology, Inc., a California corporation.

                           TWO:  Article I of the Amended and Restated Articles of Incorporation of this corporation is hereby amended and restated in its entirety to read as follows:

                           "The name of this corporation is SimpleTech, Inc."

                           THREE:  The foregoing amendment of the Amended and Restated Articles of Incorporation has been duly approved by the Board of Directors.

                           FOUR:  The foregoing amendment of the Amended and Restated Articles of Incorporation has been duly approved by the required vote of the shareholders in accordance with Section 903 of the Corporations Code.  The Corporation has outstanding 38,061,025 shares of Common Stock.  The number of shares voting in favor of the foregoing amendment and restatement equaled or exceeded the vote required for approval, such required vote being a majority of the outstanding shares of Common Stock.

[SIGNATURE PAGE FOLLOWS]

             The undersigned further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

DATED: May 1, 2001	/s/ Manouch Moshayedi
Manouch Moshayedi
Chief Executive Officer

/s/ Mark Moshayedi
Mark Moshayedi
Secretary